EXHIBIT 99.1

Concurrent Declares Special Dividend

ATLANTA —December 12, 2012 — Concurrent (NASDAQ: CCUR), a global leader in video and media data solutions, today announced that its Board of Directors has declared a special cash dividend of $0.50 per share of common stock.  The special dividend is payable on December 31, 2012 to stockholders of record at the close of business on December 21, 2012.  The total amount of the special dividend payment will be approximately $4.6 million based on the current shares of common stock outstanding.

“The Board of Directors believes that paying a special dividend at this time will provide additional value to our stockholders,” said Dan Mondor, the company’s president and CEO.

About Concurrent
Concurrent (NASDAQ: CCUR) is a global leader in multi-screen video delivery, media data management and real-time computing solutions. Built on a solid foundation of Emmy Award-winning technology, service providers, content providers, and others across the video ecosystem are provided with enterprise-level CDN technology, multi-screen video delivery, content workflow applications, and video on demand. Additionally, Concurrent’s media data solutions provide media stakeholders with a holistic view of their consumers’ video experience, offering opportunities for monetization. Concurrent’s video solutions are built upon a rich heritage of Real-Time technology, which has powered solutions for the aerospace, defense, automotive, transportation, energy and financial industries for more than four decades. Concurrent is headquartered in Atlanta with offices in North America, Europe and Asia.  Visit www.ccur.com for further information. Follow us on Twitter: www.twitter.com/Concurrent_CCUR.

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Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, including, but not limited to, management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on August 28, 2012 and Form 10-Q filed with the Securities and Exchange Commission on October 30, 2012, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K and 10-Q under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

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